Exhibit 99.1

Gulf Resources Announces Second Quarter 2018 Financial Results

SHOUGUANG, China, Aug. 10, 2018 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the unaudited financial results for the second quarter ended June 30, 2018.

Financial Results

Three and Six Months Ended June 30, 2018

For the three months ended June 30, 2018

•	Net Revenue was $4,594 compared to $47.5 million in the same period of the prior year.

•	Loss from operations was $6.8 million compared to a profit of $18.5 million in the same period of the prior year.

•	Net loss was $4.8 million compared to a profit of $13.8 million in the same period of the prior year.

•	Loss per share was $0.10*.

For the six months ended June 30, 2018

•	Net revenue was $2.3 million compared to $80.3 million in the same period of the prior year

•	Loss from operations was $15.1 million compared to a profit of $29.3 million in the same period of the prior year

•	Net loss was $11.8 million compared to a profit of $21.8 million in the same period of the prior year.

•	Cash on hand totaled $215,975,864, ($4.61* per share).

•	Net net cash (cash minus all liabilities) totaled $205,264,293 ($4.39* per share).

•	Shareholders’ Equity equaled $360,132,158 ($7.69* per share)

•	Free cash flow from operations, before the impact of currency was $10.4 million.

“We are going through the most complex of times,” Mr. Liu Xiaobin, the CEO stated. “The situation in which we find ourselves is completely unprecedented. Six of the bromine factories completed their rectification process within factory areas (i.e. excluding crude salt field area) , and awaiting for the further measures from the government. We are awaiting approval on the design for our new chemical factory. We believe we have solved the problems at our natural gas well and are getting ready to begin trial production. Fortunately, we believe that we have sufficient working capital that will enable us to satisfy the government requirements, build new facilities, and grow organically . Our focus is the future of the Company. We understand that bromine and chemical capacity in China may be reduced, and we believe that as one of the leading players in the market, we have the ability to make our products more profitable.”

Bromine

On September 1, 2017, the company received notification from the government of Yankou County, Shouguang City that production for its factories should be halted to perform rectification and improvement. In October 2017, the company and the county authorities agreed on a plan that would cost $35 million for rectifications. As of June 30, 2018, the company had spent $27,048,794 on these rectification and improvement projects. And the Company expects to spend an additional $40 million in 2018 to carry out enhancement projects for its extraction wells.

Originally, six bromine factories completed their rectification process within factory areas (i.e. excluding crude salt field area) and were approved and scheduled for production commencement by April 2018 as verbally indicated by the local government

Subsequently, the Shandong Provincial government required the local government to conduct “four rating and one comprehensive evaluation” for all of the chemical companies within its jurisdiction. This has delayed the production commencement schedule of the six bromine and crude salt factories. As of current date, the Company has not received any official approval from the government.

The remaining four bromine and crude salt factories have a slightly more complex issue that needs to be resolved. All bromine factories now require paired crude salt pans to prevent the halogen water resulting from the production process from flowing into the sea. Four of these bromine factories do not have a designated crude salt pan where the wastewater could be channeled. The Company has four alternatives for these four factories which do not have paired crude salt pans: 1. It can form partnerships with adjacent bromine facilities that do have crude salt pans. The nature of these partnerships could take many forms. At present, the Company is communicating with a third party about the waste water discharge of the Factory No 10. If an agreement is reached, the Company will invest RMB7 million to build a new aqueduct and discharge the waste water to the designated place for treatment by the designated party. 2. The Company could petition the government for a zoning change so that additional land for salt pans could be obtained. The Company believes this might be difficult but is worth pursuing; 3. The Company could negotiate a different method of dealing with this issue; or, 4. These factories could conceivably be forced to close. At the present time, the Company is also working with the government on these issues and has not reached any final solution yet.

Subsequently on June 29 2018, the Company received a formal notice (dated June 25, 2018) jointly issued by various provincial government agencies in Shandong Province (the “Notice”) forwarded by the Weifang City Special Operations Leading Group Office of Safe Production, Transformation and Upgrading of Chemical Industry. In the Notice, the provincial government agencies set forth further requirements and procedures covering the following four aspects for the chemical industrial enterprises: project approval, planning approval, land use rights approval and environmental protection assessment approval. Those standards and procedures apply to all chemical industrial enterprises in Shandong Province including the Company’s bromine plants that have not completed project approval procedures, planning approval procedures, land use rights approval procedures and environmental protection assessment procedures.  The Company believes that the government will not grant approval to the Company to allow its bromine and crude salt plants to resume operations until the Company has fully complied with the aforesaid rules set forth in the Notice.

The Shouguang City Bromine Association, on behalf of all the bromine plants in Shouguang, has started discussions with the local government agencies. The local governmental agencies confirmed the facts that their initial requirements for the bromine industry did not include the project approval, the planning approval and the land use rights approval and that those three additional approvals were new requirements of the provincial government.  We understood from the local government that it has been coordinating with several government agencies to solve these three outstanding approval issues in a timely manner and that all the affected bromine plants are not allowed to commence production prior to obtaining those approvals.

The Company is not certain how long the temporary delay will be due to the issuance and implement of the Notice. The Company believes that this is another step by the government to improve the environment. It further believes the goal of the government is not to close all plants, but rather to codify the regulations related to project approval, land use, planning approval and environmental protection assessment approval so that illegal plants are not able to open in the future and so that plants close to population centers do not cause serious environmental damage. In addition, the Company believes that the Shandong provincial government wants to assure that each of its regional and county governments has applied the Notice in a consistent manner.

In addition, to the Company’s knowledge, some of the bromine factories in China are expected to be closed permanently due to stricter government policy. With the trend of the depreciation of RMB and the trade war between US and China, we believe imported bromine are becoming more expensive. As a result, the Company anticipates that locally supplied bromine could become more popular and its price could trend up. The company is optimistic about the long-term earnings potential in the Company’s bromine and crude salt.

Chemicals

Gulf Resources has secured from the government, the land use rights for its chemical plants located at the Bohai Marine Fine Chemical Industrial Park. It has purchased the land for $9.7 million and presented completed construction design draft and other related documents to the local authorities for approval. The Company expected to receive feedback from the local authorities. However, the Company does believe there could be a delay for the approval process given the ongoing rectification and approvals process for the Company’s other plants.

At the present time, the company plans to begin construction of the chemical factories in the first quarter of 2019 and complete the construction during 2019, and begin production at the beginning of 2020. The Company estimates that the factory will cost approximately $60 million. Most of budgeted fund is expected to be used for the building and the equipment in 2019. To the Company’s knowledge, some of the chemical factories in China could be permanently closed. With the weaker RMB, potential tariffs, and less competition, we believe that the Company’s new factories, with state-of-the-art equipment, should be able to generate more profits.

Natural Gas

The Company and Xinan Shiyou Daxue (Southwest Petroleum University) have developed a solution to our technical drilling problem. The equipment was delivered and installed in July 2018. We are now actively testing the equipment to make sure that it works and that there are no issues with water or impurities. We expect to begin trial production in September 2018. We expect to be at full production around September of 2019.

Pending the results of the trial production, we plan to start drilling our next well in the second half of 2019.  Our current plans are to drill two wells in 2019. At the present time, we expect a new well to cost approximately between $3.7 and $4.5 million.

Despite the problems we have encountered, the Company continues to be very optimistic about the opportunities in natural gas. The government mandatory policies of replacing coal by natural gas and electricity as utility source have created energy shortages in China. Last winter, some factories in northern China were closed because of shortage of natural gas. The demand for natural gas as a clean fuel is increasing sharply. We believe we can be a part of the solution.

“We appreciate the support of our shareholders,” Mr. Liu Xiaobin, the CEO of Gulf Resources stated. “I do not think anyone can imagine what a complex and difficult time this has been for our management team. Every member of our team has been working diligently and made every effort to meet the new government requirements. Our focus is to get our bromine factories operational, build our new chemical factory, and begin producing natural gas at our first well..”

“We recognize,” Mr. Liu continued, “that our shareholders have been very patient. We know this is a difficult time for you as well. We only ask that you understand this is an even more difficult time for us. We are committed to improving our communication with our shareholders, so they can follow every step in our progress of re-opening our facilities. We are also committed to finding ways of enhancing shareholder value once we have our businesses back in operation.”

 (*These calculations are based on the basic weighted average number of shares outstanding of 46,803,791 as of June 30, 2018)

Conference Call

Gulf Resources' management will host a conference call on Monday, August 13, 2018 at 8:30 a.m. Eastern Time to discuss its financial results for the second quarter ended June 30, 2018.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 4769557.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 08/13/2018 11:30 EDT - 08/28/2018 23:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 4769557.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

         Director of Investor Relations

         Helen Xu (Haiyan Xu)

         beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	June 30, 2018 Unaudited	December 31, 2017 Audited
Current Assets
Cash	$215,975,864	$208,906,759
Accounts receivable	4,650,250	29,765,884
Inventories, net	181,094	1,196,785
Prepayments and deposits	1,456,090	1,395,289
Prepaid land leases	773,480	246,640
Other receivable	12,952	2,089
Total Current Assets	223,049,730	241,513,446
Non-Current Assets
Property, plant and equipment, net	94,828,982	95,114,504
Property, plant and equipment under capital leases, net	394,180	492,238
Prepaid land leases, net of current portion	14,151,767	14,477,771
Deferred tax assets	9,408,852	6,526,555
Goodwill	29,010,218	29,374,909
Total non-current assets	147,793,999	145,985,977
Total Assets	$370,843,729	$387,499,423

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$774,134	$1,032,083
Retention payable	643,305	956,351
Capital lease obligation, current portion	128,575	203,206
Taxes payable-current	2,049,741	1,474,592
Total Current Liabilities	3,595,755	3,666,232
Non-Current Liabilities
Capital lease obligation, net of current portion	2,146,816	2,303,995
Taxes payable-non-current	4,969,000	4,969,000
Total Non-Current Liabilities	7,115,816	7,272,995
Total Liabilities	$10,711,571	$10,939,227

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 shares issued and 46,803,791 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	23,525	23,525
Treasury stock; 249,149 shares as of June 30, 2018 and December 31, 2017 at cost	(554,870)	(554,870)
Additional paid-in capital	94,524,608	94,524,608
Retained earnings unappropriated	238,380,458	250,170,431
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive income	3,524,893	8,162,958
Total Stockholders’ Equity	360,132,158	376,560,196
Total Liabilities and Stockholders’ Equity	$370,843,729	$387,499,423

GULF RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2018	2017	2018	2017

NET REVENUE
Net revenue	$4,594	$47,531,989	$2,251,861	$80,320,482

OPERATING INCOME (EXPENSE)
Cost of net revenue	(7)	(26,931,742)	(1,241,816)	(47,145,605)
Sales, marketing and other operating expenses	(21,025)	(100,613)	(55,999)	(176,446)
Research and development cost	—	(65,274)	—	(127,172)
Direct labor and factory overheads incurred during plant shutdown	(5,689,486)	—	(11,385,005)	—
General and administrative expenses	(1,125,683)	(2,056,943)	(4,697,628)	(3,785,403)
Other operating income	—	105,055	—	209,613
	(6,836,201)	(29,049,517)	(17,380,448)	(51,025,013)

INCOME/(LOSS) FROM OPERATIONS	(6,831,607)	18,482,472	(15,128,587)	29,295,469

OTHER INCOME (EXPENSE)
Interest expense	(43,185)	(42,065)	(86,529)	(83,976)
Interest income	178,678	132,721	348,156	258,581
INCOME/(LOSS) BEFORE TAXES	(6,696,114)	18,573,128	(14,866,960)	29,470,074

INCOME TAXES (EXPENSE) BENEFIT	1,883,241	(4,821,450)	3,076,987	(7,643,276)
NET INCOME/(LOSS)	$(4,812,873)	$13,751,678	$(11,789,973)	$21,826,798

COMPREHENSIVE INCOME(LOSS):
NET INCOME/(LOSS)	$(4,812,873)	$13,751,678	$(11,789,973)	$21,826,798
OTHER COMPREHENSIVE INCOME (LOSS)
- Foreign currency translation adjustments	(20,586,976)	7,261,237	(4,638,065)	9,298,509
COMPREHENSIVE INCOME/(LOSS)	$(25,399,849)	$21,012,915	$(16,428,038)	$31,125,307

EARNINGS (LOSS) PER SHARE:
BASIC	$(0.10)	$0.29	$(0.25)	$0.47
DILUTED	$(0.10)	$0.29	$(0.25)	$0.47

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,803,791	46,793,791	46,803,791	46,793,791
DILUTED	46,803,791	46,796,848	46,815,089	46,800,545

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Six-Month Period Ended June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$(11,789,973)	$21,826,798
Adjustments to reconcile net income(loss) to net cash provided by operating activities:
Interest on capital lease obligation	86,214	83,128
Amortization of prepaid land leases	294,676	234,307
Depreciation and amortization	9,511,515	10,809,289
Unrealized exchange (gain) loss on inter-company balances	(345,086)	603,910
Deferred tax asset	(3,076,986)	—
Stock-based compensation expense	—	14,700
Changes in assets and liabilities:
Accounts receivable	25,720,587	(33,349,844)
Inventories	1,039,959	1,165,420
Prepayments and deposits	(61,251)	(19,129)
Other receivables	(11,289)	(580)
Accounts payable and accrued expenses	(256,603)	5,582,026
Retention payable	(312,429)	(739,329)
Taxes payable	592,979	3,292,636
Net cash provided by operating activities	21,392,313	9,503,332

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(693,198)	(818,957)
Purchase of property, plant and equipment	(10,333,721)	(59,975)
Net cash used in investing activities	(11,026,919)	(878,932)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of capital lease obligation	(294,295)	(273,873)
Net cash used in financing activities	(294,295)	(273,873)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3,001,994)	4,068,173
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,069,105	12,418,700
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	208,906,759	163,884,574
CASH AND CASH EQUIVALENTS - END OF PERIOD	$215,975,864	$176,303,274

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$—	$4,634,040